                                                                    Exhibit 99.1

[DOVER CORPORATION LOGO]

FOR IMMEDIATE RELEASE

CONTACT:                                    READ IT ON THE WEB
Robert G. Kuhbach                           http://www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640                              APRIL 16, 2003


                DOVER REPORTS IMPROVED FIRST QUARTER 2003 RESULTS

New York, New York (April 16, 2003). Dover Corporation (NYSE: DOV) earned $58.5 million or $.29 diluted earnings per share (DEPS) from continuing operations in the first quarter ended March 31, 2003, compared to $48.4 million or $24 DEPS from continuing operations in the comparable period last year, an increase of 21%. Net earnings for the first quarter of 2003 were $59.5 million or $.29 DEPS, including $1.0 million of earnings from discontinued operations, compared to $45.1 million or $ .22 DEPS, for the first quarter of 2002 which included $3.3 million or $.02 DEPS in losses from discontinued operations. Sales in the first quarter of 2003 were $1,027.8 million, an increase of 3% (down 2% in constant currency), as compared to $994.6 million for the first quarter last year.

In the first quarter of 2002, the impact of the adoption of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, resulted in a net loss of $247.9 million. The adoption resulted in a goodwill impairment charge of $345.1 million ($293.0 million, net of tax or $1.44 DEPS). The adoption discontinued the amortization of goodwill effective January 1,2002.

Commenting on the results and the current outlook, Thomas L. Reece, Chairman and CEO, said, "There were a number of positive signs in Dover's first quarter results despite the fact that generally weak economic conditions continued to have an impact on most of our companies. Dover Technologies, including its CBAT and SEC groups, made money for the first time in two years. This is a direct result of actions taken by CBAT and SEC company management to size their operations to be profitable at the continuing low sales levels of the second half of last year. While one quarter does not make a recovery, and while segment operating margins of 4% are not satisfactory over the long-term, we are encouraged by Technologies' return to profitability at these sales levels. We are also hopeful, based on a positive book-to-bill, that the electronics markets we serve are stabilizing.

"Dover Resources, which was our most profitable segment for the quarter, showed continued operating strength with good operating leverage and strong margins of 14% in spite of challenging market conditions. Dover Diversified also showed improvement over the prior year period, producing increased profits on essentially flat sales. Dover Industries had a challenging quarter compared to last year. Most markets, particularly those served by both Heil companies, Rotary, DI Foodservice and Chief, remain depressed as customers, particularly municipalities and other governmental agencies, lack funding for capital projects."

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Mr. Reece concluded, "In light of the current political and economic uncertainties, it is hard to be very optimistic about the rest of the year. Nevertheless, our first quarter performance is encouraging, and it validates Dover operating managements' initiatives to improve competitiveness, continue product and market development efforts and improve operating margins. I'm confident that any improvement in the global manufacturing economy will amplify the positive momentum we have seen in our first quarter results."

SEGMENT RESULTS

DOVER DIVERSIFIED'S first quarter earnings were $31.7 million, an increase of $1.7 million or 6% over the comparative period last year, and sales in the quarter were $292.0 million, a $3.6 million or 1% increase compared to 2002. Segment margins increased 1% over the prior year comparable period to 11% for the quarter. Bookings in the quarter were $293.4 million, a decrease of 1% from prior year, and the quarter book-to-bill ratio was 1.0. Backlog at the end of the quarter was $362.5 million, 1% higher than the beginning of the year.

Diversified's results reflected a very strong performance at Belvac and higher earnings at Hill Phoenix, Mark Andy and Tranter Radiator, offset by earnings declines at other companies, primarily Waukesha Bearings, Sargent and SWF. Belvac achieved the largest incremental earnings improvement in the segment compared to the same period last year, mainly due to sizable planned can necking and trimming equipment shipments to Russia. Current backlog and order entry rates remain high at Belvac, supporting continued strong performance for the remainder of the year. Hill Phoenix's cost management initiatives generated higher margins in the first quarter, which produced double-digit earnings growth despite a small sales decrease, due primarily to timing of shipments. Hill Phoenix continues to gain market share and is benefiting from aggressive growth plans with a number of its key supermarket customers. Mark Andy and Tranter Radiator produced profit gains on modest sales growth, largely due to internal improvements. Two of the heat exchanger companies increased first quarter bookings over prior year, with Tranter PHE securing several large marine projects in Korea and SWEP seeing increased orders in Europe. Several companies had a challenging quarter operating in weak markets, including Sargent in commercial aerospace and Waukesha in power generation. Other companies like Crenlo and SWF were negatively impacted by the current economic climate, as customers delayed capital investment decisions on new orders and requested move-outs of delivery dates on current projects. PMI's results were negatively impacted by market softness, acquisition integration matters, product mix and some production issues.

DOVER INDUSTRIES' first quarter earnings decreased 31% or $12.0 million to $27.2 million and sales declined 5% or $13.6 million to $247.9 million from the comparable period last year. Segment margins decreased 4% from the comparable period last year to 11% for the quarter. Segment bookings in the quarter were $267.2 million, an increase of 6% from last year, and the book-to-bill ratio was
1.08 for the current quarter. Backlog increased 17% from the beginning of the current year to $142.8 million.

First quarter results continued the trend witnessed in 2002 as market conditions once again unfavorably impacted the majority of the Dover Industries businesses. Companies are reducing costs in line with the lower sales volumes, but continue to invest in their businesses where warranted. As a result, market shares have continued to increase, although in some cases margins have suffered due to competitive pressures. The earnings decline was principally driven by Heil Environmental which, in addition to weak market conditions, is facing comparisons to a very strong first quarter of 2002. Other companies with unfavorable earnings comparisons include Rotary Lift, Heil Trailer, Marathon and Chief. Rotary's earnings declined on flat volume, driven primarily by new product development costs for products scheduled to be

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released later this year. Heil Trailer remains in a cyclical downturn as industry conditions continue to deteriorate. Marathon's volumes improved although pricing pressures affected margins in the quarter. Chief's shift in how the company goes to market, which was initiated in late 2002, has contributed to short-term sales and earnings declines. Triton, DI Foodservice, Kurz-Kasch and Dovatech all had positive earnings improvements. Triton's successful 2002 new product introductions continue to contribute to share gains both domestically and internationally. The recently formed DI Foodservice Group is beginning to recognize the synergies derived from consolidating certain functions within Groen, Randell and Avtec which have offset the effects of a soft foodservice market. Kurz-Kasch and Dovatech are rebounding from a sub-par 2002 and at the present time are seeing a slight pick-up in their respective markets.

DOVER RESOURCES' first quarter earnings increased $3.1 million or 10% to $32.7 million on a sales increase of 6% or $12.6 million to $229.8 million, as compared to the same period last year. Segment margins improved modestly to more than 14%. Bookings in the quarter of $239.7 million were up 8% from the prior year and the book-to-bill ratio for the quarter was 1.04. Ending backlog was $86.9 million, a 12% increase from the end of last year. Dover Resources' results for all periods have been changed to reflect Texas Hydraulics, which was transferred from Dover Industries at the beginning of the year.

Dover Resources' positive operating leverage for the quarter resulted from favorable product mix, positive savings resulting from internal initiatives and downsizing actions implemented over past months. Despite the very unsettled world oil situation, the Energy Products Group continued to see solid Canadian activity, coupled with improvement in the U.S. Permian Basin Region. C. Lee Cook had improved earnings resulting from reduced operating expenses on a slight decline in sales. The pump companies, Wilden and Blackmer, continue to perform very well, gaining market share in a highly competitive marketplace and finding success in international markets. Wilden opened its new Wei Li operation in China during the quarter, which is already producing positive results. De-Sta-Co Industries showed solid improvement with cost reduction efforts gaining traction and improved volume in Europe. Sourcing initiatives from China and South America should help boost its performance over the remainder of the year. OPW Fueling had improved sales and earnings for the quarter but continued to see declines in products related to new construction. Although OPW Fluid Transfer Group had flat sales, bookings were the best they have been in three years, driven by improvements in the rail tank car valve market. Texas Hydraulics' volume and earnings declined due to decreases in the aerial lift market. Tulsa Winch's first quarter was similar to last year with improved oil patch shipments but a decline in mobile crane equipment. Hydro Systems had improved earnings led by gains in Europe. RPA operated at a loss due to a decline in the European heavy equipment market.

DOVER TECHNOLOGIES' first quarter earnings increased $17.4 million, to $10.5 million compared to a loss of $6.9 million for the comparable period last year on a sales increase of 14% or $31.2 million to $260.0 million from the same period last year. Segment margins improved seven percentage points to 4% for the quarter. Bookings in the quarter of $276.5 million were up 15% from the prior year and the book-to-bill ratio for the quarter was 1.06. Ending backlog was $146.4 million, a 15% increase from the end of last year.

Technologies companies serving the electronics industry successfully resized their organizations in the fourth quarter of 2002 in order to operate profitably at lower levels of demand. Bookings at both the Circuit Board Assembly and Test
(CBAT) companies and Specialized Electronic Components (SEC) companies were close to the average rate in the last half of 2002 and indicate that the industry is still operating at a depressed level. The outlook is

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quite unclear at the moment, particularly now that the SARS medical issue in south China may have a disruptive effect on the electronics industry that has migrated to this region of the world. However, for the first time since the first quarter of 2001, both the SEC and CBAT segments were profitable.

Technologies' CBAT business recorded earnings of $1.6 million for the first quarter compared to a loss of $13.3 million in the first quarter of 2002. First quarter sales were $148.9 million, an increase of $24.1 million or 19% from last year's comparable quarter and bookings from the fourth quarter of 2002, at $160.5 million, were up 16% from prior year. The CBAT book-to-bill ratio was
1.08 for the first quarter with backlog at $85.0 million, 18% higher than at the end of 2002. Margins were 1% for the quarter compared to negative margins of 11% for the comparable period last year. Although not all of the CBAT companies were profitable, these results were expected as all of the companies continue with expansion into China and new product development. Universal Instruments celebrated the opening of their new production facility in Shenzhen with the introduction of two new models of their very successful GSM assembly machine. Several other CBAT companies will share the facilities with Universal. One of Everett Charles' companies introduced a new bare board tester during the quarter that doubles the test speed of the machine it replaces.

In Technologies' SEC business, sales in the quarter were $50.3 million compared to $53.8 million in last year's first quarter, representing a decline of 6%. SEC reported earnings of $3.0 million, compared to a loss of $2.7 million in the first quarter of 2002. Margins were 6% for the quarter compared to negative margins of 5% for the comparable period last year. Bookings in the first quarter of $53.9 million were 5% higher than the same period last year. The book-to-bill ratio was 1.07 for the quarter with backlog at $46.4 million at the end of the period (a 9% increase from the beginning of the current year). Most of the SEC companies were profitable and have continued their focused product development activities while simultaneously moving certain operations to China.

In the quarter, Imaje, the French-based industrial ink-jet printer and ink manufacturer, had sales of $60.8 million, up 21% from the comparable period last year. Earnings increased by 18% to $11.2 million from the comparable 2002 quarter and margins decreased slightly to 18%. Imaje's bookings were up 24% from the prior year in the first quarter to $62.1 million and the book-to-bill ratio was 1.02. The company's development of its global distribution network and broadening of its product line are paying off in increased market share despite a relatively soft industrial market. Since most of Imaje's products are made in the European Union, the strength of the Euro has put pressure on its earnings and margins.

OTHER INFORMATION:

Dover made one acquisition in the first quarter of 2003. On March 20, 2003 Dover acquired the assets of the Airborne and Arell business units of Standard Automotive, which manufacture precision aero engine components, landing gear and aircraft structure components. This business, a strategic add on acquisition, will be reported as part of Sargent Controls and Aerospace in the Diversified segment. The acquisition had no material impact on segment earnings.

During the first quarter of 2003 Dover disposed of Wittemann from the Resources' segment as well as small product line businesses at both OK International and Vectron International from the Technologies segment, all of which were previously classified as discontinued operations. These dispositions did not have a material impact on Dover's financial results.

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Dover's effective tax rate for continuing operations for the current quarter was
24.2% compared to last year's quarterly rate of 31.0% and the 2002 full year rate of 21.7%. The low effective tax rate is largely due to the continuing benefit from tax credit programs such as R&D, foreign tax and the U.S. export programs combined with a lower foreign tax rate. Another contributor to the low rate was the recognition of certain capital loss benefits associated with tax planning strategies. Dover's operational tax rate, which excludes tax planning strategies, was 29.3% for the first quarter of 2003 compared to last year's operational quarterly rate of 31 .O% and the full year rate of 29.9%.

Dover's net debt levels increased slightly to $760.7 million during the quarter and the debt to total capital ratio remained consistent with last year-end's level of 24%. Dover's free cash flow, defined as net cash from (used in) operations less capital expenditures and dividends for the first quarter increased significantly as cash generated from operations was approximately $0.7 million as compared to last years first quarter, when operations consumed cash of approximately $50.1 million. Historically, Dover's first quarter has produced the weakest operating cash flows, as working capital increases, compensation payouts occur and final estimated Federal tax payments are made during this period. The 2003 improvement reflects modest increases in working capital, lower compensation payments and no Federal estimated tax payment. Dover did not repurchase shares of its common stock on the open market during the quarter.

Additional unaudited information on Dover and its operating companies can be found on the company website, (http://www.dovercorporation.com). Dover makes no representation about the utility of this data or the validity of any conclusions that might be reached by referring to it. In addition, Dover will post to the website supplemental financial information for the first quarter 2003.

The Dover website will host a Webcast of the first quarter conference call at 9:00 AM Eastern Time on Thursday, April 17, 2003. The conference call will also be made available for replay on the website.

Dover Corporation makes information available to the public, orally and in writing, which may use words like "expects" and "believes", which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, failure to service debt, continuing impacts from the terrorist events of September 11, 2001 as well as the impact of continued events in the Middle East on the worldwide economy, economic conditions, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles
(GAAP), the company also discloses the following non-GAAP information which management believes provides useful information to investors.

Management refers to the net amount of cash generated from operating activities, less capital expenditures and dividends, as reported in the cash flows statement, as "free cash flow".

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Management believes operating cash flow and free cash flow are important measures of operating performance. However, free cash flow as described is not a measure of financial performance under GAAP, should not be considered as substitute for cash flows from operating activities as determined in accordance with GAAP as a measure of liquidity, and may not be comparable to similarly titled measures reported by other companies.

####
TABLES TO FOLLOW



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                       DOVER CORPORATION CONSOLIDATED
                                   (unaudited)

                                                            March 31,        December 31,
CONDENSED BALANCE SHEET (`000)                                 2003              2002
                                                            ----------        ----------
ASSETS:
Cash, equivalents and marketable securities                 $  294,732        $  294,959
Receivables, net of allowances for doubtful accounts           689,641           669,885
Inventories                                                    613,236           595,071
Prepaid expenses & deferred tax asset                          109,445            98,086
Net property, plant & equipment                                695,896           704,922
Goodwill                                                     1,661,198         1,654,883
Intangibles, net of amortization                               201,375           202,836
Other assets                                                   180,526           167,529
Assets of discontinued operations                               34,551            49,214
                                                            ----------        ----------
                                                            $4,480,600        $4,437,385
                                                            ==========        ==========

LIABILITIES & STOCKHOLDERS' EQUITY:
Short term debt                                             $   24,302        $   23,761
Payables and accrued expenses                                  604,850           598,198
Taxes payable (including deferred)                             206,521           211,448
Other deferrals                                                158,336           151,225
Long-term debt                                               1,031,008         1,030,299
Liabilities of discontinued operations                          20,571            27,831
Stockholders' equity                                         2,434,934         2,394,623
                                                            ----------        ----------
                                                            $4,480,600        $4,437,385
                                                            ==========        ==========

                                                                         Three Months Ended March 31,
                                                                         ---------------------------
CONDENSED CASH FLOWS (`000)                                                2003              2002
                                                                         ---------         ---------
OPERATING ACTIVITIES:
Net Earnings (Loss)                                                      $  59,471         $(247,933)
Cumulative effective of change in accounting principle                          --           293,049
(Earnings) loss from discontinued operations, net of tax                    (1,019)            3,300
Depreciation                                                                32,775            34,596
Amortization - other                                                         5,048             5,000
Increase (decrease) in other deferrals (principally compensation)            6,974           (18,550)
Decrease (increase) in accounts receivable                                 (17,977)          (32,228)
Decrease (increase) in inventories, excluding LIFO reserve                 (17,026)            5,640
Decrease (increase) in prepaid expenses                                     (3,091)           (1,403)
Increase (decrease) in accounts payable                                     31,174               630
Increase (decrease) in accrued expenses                                    (26,083)          (21,755)
Increase (decrease) in federal & other taxes on income                     (13,569)          (21,367)
Other, net                                                                  (8,697)           (9,126)
                                                                         ---------         ---------
  Net cash from (used in) operating activities                              47,980            (1,575)
                                                                         ---------         ---------
INVESTING ACTIVITIES:
Capital expenditures                                                       (19,914)          (21,131)
Acquisitions, net of cash and cash equivalents                             (15,196)          (45,824)
                                                                         ---------         ---------
  Net cash from (used in) investing activities                             (35,110)          (66,955)
                                                                         ---------         ---------
FINANCING ACTIVITIES:
Increase (decrease) in notes payable                                           489           133,083
Increase (decrease) in long-term debt                                          839              (838)
Cash dividends                                                             (27,339)          (27,362)
Purchase of treasury stock                                                    (699)             (802)
Proceeds from exercise of stock options                                      1,173             3,011
                                                                         ---------         ---------
  Net cash from (used in) financing activities                             (25,537)          107,092
                                                                         ---------         ---------
Discontinued operations                                                     12,412           (49,011)

Net increase (decrease) in cash & equivalents                                 (255)          (10,449)
Cash & cash equivalents at beginning of period                             294,448           175,331
                                                                         ---------         ---------
Cash & cash equivalents at end of period                                 $ 294,193         $ 164,882
                                                                         =========         =========

                       DOVER CORPORATION AND SUBSIDIARIES
                             MARKET SEGMENT RESULTS
              (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE FIGURES)

                                                                                    Three months ended March 31,
                                                                                   -------------------------------
                                   SALES                                               2003                2002
                                                                                   -----------         -----------
Dover Industries                                                                   $   247,932         $   261,486
Dover Diversified                                                                      292,033             288,437
Dover Resources                                                                        229,792             217,186
Dover Technologies                                                                     260,042             228,845
                                                                                   -----------         -----------
  Total Continuing (after intramarket eliminations)                                $ 1,027,792         $   994,569
                                                                                   ===========         ===========

                                 EARNINGS (Loss)
Dover Industries                                                                   $    27,199         $    39,198
Dover Diversified                                                                       31,719              30,047
Dover Resources                                                                         32,691              29,624
Dover Technologies                                                                      10,498              (6,933)
                                                                                   -----------         -----------
  Subtotal Continuing                                                                  102,107              91,936
Corporate expense                                                                       (8,525)             (4,475)
Net interest expense                                                                   (16,478)            (17,123)
                                                                                   -----------         -----------
Earnings from Continuing Operations, before taxes on income                             77,104              70,338
Taxes on Income                                                                         18,652              21,922
                                                                                   -----------         -----------
Net Earnings from Continuing Operations                                                 58,452              48,416
    Net Earnings (Loss) from Discontinued Operations*                                    1,019              (3,300)
                                                                                   -----------         -----------
Net Earnings before cumulative effect of change in accounting principle                 59,471              45,116
                                                                                   ===========         ===========
    Cumulative effect of change in accounting principle, net of tax**                     --              (293,049)
Net Earnings (Loss)                                                                $    59,471         $  (247,933)
                                                                                   ===========         ===========
Net Earnings (Loss) per diluted common share:
    Continuing Operations                                                          $      0.29         $      0.24
    Discontinued Operations*                                                              --                 (0.02)
                                                                                   -----------         -----------
    Net Earnings before cumulative effect of change in accounting principle               0.29                0.22
                                                                                   ===========         ===========
    Cumulative effect of change in accounting principle, net of tax**                     --                 (1.44)
    Net Earnings (Loss)                                                            $      0.29         $     (1.22)
                                                                                   ===========         ===========

Average number of diluted shares outstanding                                           202,949             203,818

 *In accordance with the adoption of SFAS No. 144, the earnings (net of tax) from discontinued operations were separately presented for all reported periods in earnings from discontinued operations.

**Reflects the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" (adopted l/1/02), which resulted in a $293 million write down (net of $52 million in tax) of impaired goodwill to fair value.